EXHIBIT 3.3

CERTIFICATE OF AMENDMENT
OF THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
GLOBUS MEDICAL, INC.

Anthony L. Williams hereby certifies that:

ONE:        The original name of this company is Globus Medical, Inc. and the date of filing the original Certificate of Incorporation of this company with the Secretary of State of the State of Delaware was March 3, 2003. The Board of Directors of the company has duly adopted a resolution pursuant to Section 242 of the General Corporation Law of the State of Delaware setting forth a proposed amendment to the Certificate of Incorporation of the company and declaring said amendment to be advisable. The requisite stockholders of the company have duly approved said proposed amendment in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware. The proposed amendment has been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

TWO:        He is the duly elected and acting Vice President, Corporate Counsel and Secretary of Globus Medical, Inc., a Delaware corporation.

THREE:    The Amended and Restated Certificate of Incorporation of this company filed with the Secretary of State of the State of Delaware on June 21, 2012, is hereby amended as follows:

1.
Section F.5(f) of Article IV, “Adjustment for Conversion Upon a Significant Event,” of the Corporation’s Amended and Restated Certificate of Incorporation is hereby deleted and replaced in its entirety as follows:

“(f)    Intentionally omitted.”

IN WITNESS WHEREOF, Globus Medical, Inc. has caused this Certificate of Amendment of Amended and Restated Certificate of Incorporation to be signed by its Vice President, Corporate Counsel and Secretary this, on this the 7th day of August 2012.

GLOBUS MEDICAL, INC.

By:
Anthony L. Williams,
Vice President, Corporate Counsel and Secretary